Exhibit 107

Calculation of Filing Fee Tables
FORM S-8
(Form Type)
Vornado Realty Trust
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Shares of Beneficial Interest (Par Value $.04 Per share)	Other	15,959,857	$13.095	$208,994,327	$0.00011020	$23,031.17

Total Offering Amount					$208,994,327		$23,031.17

Total Fee Offsets							$—

Net Fee Due							$23,031.17
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(1)    Amount represents 21,600,000 common shares issuable pursuant to the registrant’s 2023 Omnibus Share Plan (the "2023 Plan") less 5,640,143 common shares authorized to be awarded under the registrant's 2019 Omnibus Share Plan (the "2019 Plan") but were not issued or subject to outstanding awards granted under the 2019 Plan and will be included under the 2023 Plan. This registration statement also covers any of the registrant’s common shares which become issuable under the 2023 Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of the registrant’s outstanding common shares.
(2)    Amount does not include up to 5,431,759 common shares subject to Full Value Awards (as defined in the 2023 Plan and equivalent to 10,863,518 if not Full Value Awards) granted under the 2019 Plan that were outstanding as of May 18, 2023 and that may become eligible for issuance under the 2023 Plan if, for any reason, such awards expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of common shares (together with the 5,640,143 Common Shares that are no longer available for new awards under the 2019 Plan, the “Carryover Shares”). Contemporaneously with the filing of this Registration Statement on Form S-8, the registrant is filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-232056) (the “Prior Registration Statement”) to register the offer of the Carryover Shares under the 2023 Plan (as such shares would no longer be issuable under the 2019 Plan as of the effective date of the 2023 Plan).
(3)    Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of beneficial interest of Vornado Realty Trust on the New York Stock Exchange on May 26, 2023.